Exhibit 99.1

Keurig Green Mountain Reports Fourth Quarter and Fiscal Year 2015 Financial Results

Board of Directors Authorizes a 13% Dividend Increase

  Non-GAAP1 EPS of $0.85 and GAAP EPS of $0.61 for the quarter
  Non-GAAP EPS of $3.56 and GAAP EPS of $3.14 for the full year 2015
  Net sales of $1.04 billion for the quarter and $4.5 billion for the full year
  Generated 2015 free cash flow of $344 million
  Repurchased approximately 4% or $350 million in common shares from the beginning of the fiscal fourth quarter 2015 through November 18
  Outlook includes fiscal year 2016 currency neutral revenue growth of flat to low single digits with Non-GAAP EPS of $3.25-$3.45 and free cash flow in the range of $420-$500 million

WATERBURY, Vt.--(BUSINESS WIRE)--November 18, 2015--Keurig Green Mountain, Inc. (Keurig) (NASDAQ: GMCR), a personal beverage system company that has revolutionized the way consumers create and enjoy beverages, today announced its business results for the 13 weeks and 52 weeks ended September 26, 2015.

“Our results for the quarter and the year reflect the competitive and dynamic marketplace in which we operate as well as the steps we are taking to position our Company for longer-term growth and value creation,” said Brian Kelley, Keurig’s President and CEO. “I’m particularly pleased with the benefits realized from our cost reduction efforts as well as our strong cash generation, both of which exceeded expectations in the fourth quarter. While we expect marketplace conditions will remain challenging in the near term, we have a stronger product line-up and price positioning as we enter the new holiday season.”

Mr. Kelley continued, “Our priorities for 2016 are to reinvigorate our hot system and continue the disciplined rollout of our Kold system. We remain confident that our investments in the business and our multi-year productivity program will deliver long-term value to shareholders. Today’s announcement of the Board’s authorization of a 13% increase in our dividend underscores our confidence in our future prospects and continues our track record of delivering strong cash returns to our shareholders.”

Fourth Quarter Fiscal 2015 Financial Review

	Thirteen weeks ended	Thirteen weeks ended
($ in millions except earnings per share)	Sept 26, 2015	Sept 27, 2014	% Increase / (Decrease)
Net sales	$1,037.0	$1,195.6	(13)%
Operating income:
GAAP	$144.2	$228.8	(37)%
Non-GAAP	197.0	$248.0	(21)%
Net income:
GAAP	$94.6	$141.1	(33)%
Non-GAAP	$131.3	$153.8	(15)%
Diluted income per share:
GAAP	$0.61	$0.86	(29)%
Non-GAAP	$0.85	$0.94	(10)%

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

Net Sales by Product

Net sales of $1.0 billion decreased 13% versus the prior year period with declines in brewer sales and pod sales. The net sales decline includes an unfavorable impact from foreign currency exchange rates of approximately 2%.

	Thirteen weeks ended	Thirteen weeks ended
($ in millions)	Sept 26, 2015	Sept 27, 2014	$ Increase (Decrease)	% Increase (Decrease)
Pods	$861.2	$948.7	$(87.5)	(9)%
Brewers and accessories	123.6	181.6	(58.0)	(32)%
Subtotal	984.8	1,130.3	(145.5)	(13)%
Other products and royalties	52.2	65.3	(13.1)	(20)%
Total net sales	$1,037.0	$1,195.6	$(158.6)	(13)%

Pods

  Pod net sales were driven by a 4% decrease in equivalent servings2 volume and an approximately 6% decrease due to product mix. This was partially offset by an approximately 2% increase due to net price realization.3 Foreign currency exchange rates negatively impacted pod net sales by approximately 2%.
  For the Company’s U.S. At Home business, pod volumes fell by 3%. The Company typically sees a build in customer and retailer inventory in the fourth quarter in advance of the holiday season. In the fourth quarter of 2014, the Company saw a much larger build in such inventories, due in part to the SAP transition in the first quarter of 2015. While shipments were impacted by this comparison, consumer demand for pods as measured by retail sales remains healthy. The Company estimates that retail unit sales of pods grew 7% in the fourth quarter of 2015.

Brewers and Accessories

  For the quarter, 1.9 million Keurig® hot system brewers were sold including 1.8 million sold by Keurig with 0.1 million reported sold by Keurig’s licensed brewer partners. This brewer shipment number does not account for consumer returns.
  Brewer sales were driven by a 20% decrease in sales volume, an approximately 10% decrease due to product mix and an approximately 1% decrease due to net price realization. Foreign currency exchange rates negatively impacted brewer and accessory net sales by approximately 1%.

Other Products

  Sales of other products were driven by the unfavorable impact of foreign exchange rates, the loss of a customer in our away from home channel and our decision to focus and allocate resources on our pod business.
  For the quarter, GAAP gross margin declined 530 basis points to 32.3% of net sales from 37.6% in the prior year period. Non-GAAP gross margin declined approximately 300 basis points to 34.7% of net sales from 37.6% in the prior year period. An $8.6 million obsolescence charge related to BOLT® brewers negatively impacted both GAAP and Non-GAAP gross margin. An abandonment and impairment of packaging lines negatively impacted GAAP gross profit by $24 million and was excluded from Non-GAAP gross profit. The following table quantifies the changes in gross margin period to period:

	Change from Q4 Fiscal 2014 to Q4 Fiscal 2015
Impairment and abandonment of packaging lines	-230	bps
Unfavorable green coffee costs	-220	bps
Shift in sales mix between pods, brewers and accessories, and other products	210	bps
Higher obsolescence expense of finished goods	-120	bps
Mix primarily associated with pods	-110	bps
Sales return favorability	70	bps
Foreign currency rates	-60	bps
Other items	-70	bps
GAAP margin change	-530	bps
Impairment and abandonment of packaging lines	230	bps
Non-GAAP margin change	-300	bps

  GAAP SG&A declined 20%, representing 17.0% of net sales for the quarter as compared to 18.5% in the prior year period. Non-GAAP SG&A decreased 20% representing 15.7% of sales for the quarter as compared to 16.9% in the prior year period. The decrease in Non-GAAP SG&A over the prior year period was primarily driven by declines in marketing expense and compensation expense.
  GAAP operating income declined 37%, representing 13.9% of net sales for the quarter, compared to 19.1% in the prior year period.
  Non-GAAP operating income declined 21%, representing 19.0% of net sales in the quarter, compared to 20.7% in the prior year period.
  The Company’s effective income tax rate was 32.3% for the quarter as compared to 35.2% in the prior year period.
  Diluted weighted average shares outstanding for the fourth quarter were 155.2 million, down 6% from 164.4 million in the prior year period. The reduction in shares outstanding from the prior year quarter was driven by the Company’s share repurchases under its previously announced share repurchase authorizations including a $700 million accelerated share repurchase (ASR) program, open market purchases and 10(b)5-1 plans and the previously announced repurchase of 5.2 million shares from Luigi Lavazza S.p.A. on March 3, 2015.
  GAAP diluted EPS declined 29% from the prior year period to $0.61.
  Non-GAAP diluted EPS declined 10% from the prior year period to $0.85.

Fiscal Year 2015 Financial Review

($ in millions except earnings per share)	Fiscal 2015	Fiscal 2014	% Increase / (Decrease)
Net sales	$4,520.0	$4,707.7	(4)%
Operating income:
GAAP	$765.4	$947.2	(19)%
Non-GAAP	$861.0	$1,001.2	(14)%
Net income:
GAAP	$498.3	$596.5	(16)%
Non-GAAP	$565.8	$632.9	(11)%
Diluted income per share:
GAAP	$3.14	$3.74	(16)%
Non-GAAP	$3.56	$3.97	(10)%

Note: Complete GAAP to Non-GAAP reconciliation tables provided with this release.

Net Sales by Product

For the year, net sales of $4.5 billion declined 4% over the prior year. The 4% net sales decline includes an unfavorable impact from foreign currency exchange rates of approximately 1%.

Net Sales by Product
($ in millions)	Fiscal 2015	Fiscal 2014	$ Increase (Decrease)	% Increase (Decrease)
Pods	$3,645.1	$3,604.5	$40.6	1%
Brewers and accessories	632.6	822.3	(189.7)	(23)%
Subtotal	4,277.7	4,426.8	(149.1)	(3)%
Other products and royalties	242.3	280.9	(38.6)	(14)%
Total net sales	$4,520.0	$4,707.7	$(187.7)	(4)%

Pods

  For the year, approximately 10.5 billion equivalent pod servings were sold.
  Pod sales were driven by an increase of approximately 7% due to equivalent servings volume and a 2% increase due to net price realization partially offset by a roughly 7% decrease due to product mix. Foreign currency exchange rates negatively impacted pod net sales by approximately 1%.

Brewers and Accessories

  For the year, 9.2 million Keurig® hot system brewers were sold including 8.7 million sold by Keurig with 0.5 million reported sold by Keurig’s licensed brewer partners. This brewer shipment number does not account for consumer returns.
  Brewer net sales were driven by a decrease of 16% due to sales volume, a 5% decline in net pricing and a roughly 1% decrease due to product mix. Foreign currency exchange rates negatively impacted brewer net sales by approximately 1%.
  Additionally, accessories net sales decreased by $15 million.

Other Products

  Sales of other products were primarily driven by the unfavorable impact of foreign exchange rates as well as the loss of a customer in our away from home channel and our decision to focus and allocate resources on our pod business.
  For the year, GAAP gross margin declined 300 basis points to 35.6% of net sales from 38.6% in the prior year period. Non-GAAP gross margin declined 250 basis points to 36.1% of net sales from 38.6% in the prior year period. GAAP and Non-GAAP gross margin were negatively impacted by $36 million in obsolescence charges related to Rivo®, Bolt® and certain Keurig 2.0 brewers. Losses on abandonment and impairment of packaging lines negatively impacted GAAP gross profit by $24 million and was excluded from Non-GAAP gross profit. The following table quantifies the changes in gross margin period to period:

	Change from Fiscal 2014 to Fiscal 2015
Shift in sales mix between pods, brewers and accessories, and other products	250	bps
Mix primarily associated with brewers	-160	bps
Higher obsolescence expense of finished goods	-160	bps
Unfavorable green coffee costs	-140	bps
Mix primarily associated with pods	-90	bps
Impairment and abandonment of packaging lines	-50	bps
Other items	50	bps
GAAP margin change	-300	bps
Impairment and abandonment of packaging lines	50	bps
Non-GAAP margin change	-250	bps

  GAAP SG&A declined 5%, representing 18.3% of sales for the year as compared to 18.5% in the prior year period. Non-GAAP SG&A decreased 5% representing 17.0% of sales for the year as compared to 17.3% in the prior year period. The decrease in Non-GAAP SG&A over the prior year period was driven by declines in compensation expense and marketing expense partially offset by higher research and development expenses and significant investments in the Keurig KOLDTM beverage ®system.
  GAAP operating income declined by 19%, representing 16.9% of net sales for the year, down 320 basis points from 20.1% in the prior year period.
  Non-GAAP operating income decreased by 14%, representing 19.0% of net sales in fiscal year 2015, down 230 basis points from 21.3% in the prior year.
  The Company’s effective income tax rate was 33.6% for the year as compared to 35.4% in the prior year.
  Diluted weighted average shares outstanding for the full year were 158.9 million, down from 159.6 million in 2014. The reduction in shares outstanding was driven by the Company’s share repurchases under its share repurchase program including a $700 million accelerated share repurchase (ASR) program, open market purchases and 10(b)5-1 plans and the previously announced repurchase of 5.2 million shares from Luigi Lavazza S.p.A. on March 3, 2015, partially offset by dilution from the Coca-Cola and Lavazza equity transactions4.
  GAAP diluted EPS decreased 16% from the prior year period to $3.14; non-GAAP diluted EPS decreased 10% from the prior year period to $3.56.

Balance Sheet & Cash Flow Highlights

Balance Sheet & Cash Flow Highlights ($ in millions)	September 26, 2015	September 27, 2014	% Change
Cash and cash equivalents, including restricted cash	$89.8	$761.6	(88)%
Accounts receivables, net	$517.9	$621.5	(17)%
Inventories	$692.0	$835.2	(17)%
Raw materials & supplies	$227.5	$169.9	34%
Coffee	$126.4	$74.4	70%
Packaging & other raw materials	$101.1	$95.5	6%
Finished goods	$464.5	$665.3	(30)%
Brewers & accessories	$314.7	$477.5	(34)%
Pods	$133.7	$164.9	(19)%
Other	$16.1	$22.9	(30)%
Debt outstanding and capital lease and financing obligations	$451.5	$278.5	62%
Cash provided by operating activities (1)	$754.9	$719.4	5%
Free cash flow (1)	$343.8	$381.6	(10)%

(1) Free cash flow is calculated by subtracting capital expenditures for fixed assets from net cash provided by operating activities as reported in the unaudited statement of cash flows.

Productivity Program

The Company previously announced a multi-year productivity program and continues to expect $300 million in savings over the next three years with approximately $100 million of savings in fiscal 2016.

The Company incurred $16 million in pre-tax charges related to its restructuring and productivity programs in its fiscal fourth quarter 2015 of which $12 million are expected to result in cash expenditures. Pre-tax restructuring charges associated with the productivity program are expected to be $14-$19 million in fiscal year 2016 of which approximately $10-14 million are expected to be cash expenditures.

Share Repurchases

Pursuant to the Company’s share repurchase program, the Company repurchased 9.5 million shares in fiscal year 2015 at a cost of $1,033 million. This includes 1.99 million shares repurchased in the fiscal fourth quarter at a cost of $115 million. From the end of the Company’s fiscal year 2015 through November 18, 2015, the Company repurchased an additional 4.4 million shares at a cost of $235 million.

As of November 18, 2015, the Company has $914 million remaining on its share repurchase authorization.

Dividend Declaration

Reflecting its commitment to return capital to shareholders and its expectation for continued strong cash flow generation, the Company announced a 13% increase in its indicated annualized dividend to $1.30 per share from $1.15. The increase will take effect with the February 16, 2016 quarterly dividend payment of $0.325 declared by the Board payable to shareholders of record as of the close of business on January 15, 2016.

Business Outlook and Other Forward-Looking Information

The Company provided its outlook for fiscal year 2016:

Fiscal Year 2016

  Currency neutral net sales growth of flat to low single digits compared to fiscal year 2015. At current exchange rates, foreign currency is expected to negatively impact net sales growth by approximately 1%.
  An annual effective tax rate of approximately 33.0 % to 33.5%.
  Non-GAAP earnings per share of $3.25-$3.45. This includes an expected $100 million in productivity savings, additional share repurchase, an approximately $0.16 negative impact from foreign currency at current exchange rates. The midpoint of the guidance range includes a pre-tax estimated income statement loss of $125 million from the Keurig® KOLDTM beverage system. Non-GAAP EPS guidance excludes any restructuring or one-time charges related to the Company’s productivity initiative.
  Free cash flow in the range of $420 million to $500 million.
  Capital investment in the range of $225 million to $275 million, with total depreciation and amortization expense of $290 million.

Conference Call and Webcast

Keurig will be discussing these financial results with analysts and investors in a conference call and live webcast available via the Internet at 5:00 p.m. ET today, November 18, 2015. The call is accessible via live webcast from the events section of the Investor Relations portion of the Company’s website at http://investor.keuriggreenmountain.com/events.cfm. The Company archives the latest conference call for a period of time. A replay of the conference call also will be available by telephone at (719) 457-0820, passcode 784384 from 9:00 p.m. ET on November 18, 2014 through 9:00 p.m. ET on Monday, November 23, 2014.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles (GAAP), the Company provides non-GAAP operating results that exclude legal and accounting expenses related to the pending securities and stockholder derivative class action litigation, pending antitrust litigation against the Company, and the now concluded SEC inquiry; non-cash acquisition-related items such as amortization of identifiable intangibles; fixed asset impairment and abandonment write-downs; and restructuring and productivity expenses related to our multi-year productivity program, each of which include adjustments to show the tax impact of excluding these items. In each case these amounts are not in accordance with, or an alternative to, GAAP. The Company’s management believes that these measures provide investors with transparency by helping illustrate the underlying financial and business trends relating to the Company’s results of operations and financial condition and comparability between current and prior periods. Management uses the measures to establish and monitor budgets and operational goals and to evaluate the performance of the Company. Please see the “GAAP to Non-GAAP Reconciliation” table that accompanies this document for a full reconciliation of the Company’s GAAP to non-GAAP results.

About Keurig Green Mountain, Inc.

Keurig Green Mountain, Inc. (Keurig) (NASDAQ: GMCR) is reimagining how beverages can be created, personalized, and enjoyed, fresh-made in homes and workplaces. We are a personal beverage system company revolutionizing the beverage experience through the power of innovative technology and strategic brand partnerships. With an expanding family of more than 80 beloved brands and more than 575 beverage varieties, our Keurig® hot and Keurig KOLD™ beverage systems deliver great taste, convenience, and choice at the push of a button. As a company founded on social responsibility, we are committed to using the power of business to brew a better world through our work to build resilient supply chains, sustainable products, thriving communities, and a water-secure world.

For more information visit: www.KeurigGreenMountain.com. To purchase Keurig products: www.keurig.com, www.keurig.ca, www.keurig.co.uk. Keurig routinely posts information that may be of importance to investors in the Investor Relations section of its website, www.KeurigGreenMountain.com, including news releases and its complete financial statements, as filed with the SEC. The Company encourages investors to consult this section of its website regularly for important information and news. Additionally, by subscribing to the Company's automatic email news release delivery, individuals can receive news directly from Keurig as it is released.

Forward-Looking Statements

Certain information in this press release constitutes "forward-looking statements." Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future or conditional verbs, such as "will," "should," "could," "may," "aims," "intends," or "projects." However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. These statements may relate to: the expected impact of raw material costs and our pricing actions on our results of operations and gross margins, expected trends in net sales and earnings performance and other financial measures, estimates of future financial results, the expected productivity program charges and working capital improvements, the success of introducing and producing new product offerings, the impact of foreign exchange fluctuations, the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the expected results of operations of businesses acquired by us, our ability to issue debt or additional equity securities, projections for future capital expenditures, our expectations regarding purchasing shares of our common stock under the existing authorizations, projections of payment of dividends, the impact of pending and future stockholder claims and other litigation, and the impact of antitrust litigation pending against the Company in the United States and Canada. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances, and those future events or circumstances may not occur. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to, those described in Part I, "Item 1A. Risk Factors" and Part II "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our fiscal 2015 Annual Report filed on Form 10-K, elsewhere in that report and those described from time to time in our future reports filed with the Securities and Exchange Commission.

1 Certain items in this press release are designated as “Non-GAAP” and represent non-GAAP financial measures that exclude certain items. Please see the attached “GAAP to Non-GAAP Reconciliation” to find disclosure and reconciliation of non-GAAP financial measures, as well as a discussion in this release as to why the Company is presenting such non-GAAP measures.

2 Equivalent servings translates our multiple pod sizes, including K-Cup®, Vue®, K-CarafeTM and Bolt® pods , into a common serving.

3 Numbers do not sum due to rounding.

4 The Company issued 16.7 million shares as part of the transaction with The Coca-Cola Company, which closed February 27, 2014 and another 1.4 million shares as part of the transaction with Luigi Lavazza S.p.A., which closed April 17, 2014.

KGM-G, KGM-US, KGM-CA

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	September 26, 2015	September 27, 2014
Assets
Current assets:
Cash and cash equivalents	$59,334	$761,214
Restricted cash and cash equivalents	30,460	378
Short-term investment	—	100,000
Receivables, less uncollectible accounts and return allowances of $35,459 and $66,120 at September 26, 2015 and September 27, 2014, respectively	517,936	621,451
Inventories	691,980	835,167
Income taxes receivable	51,786	—
Other current assets	95,526	69,272
Deferred income taxes, net	70,181	58,038
Total current assets	1,517,203	2,445,520

Fixed assets, net	1,293,563	1,171,425
Intangibles, net	423,887	365,444
Goodwill	747,406	755,895
Deferred income taxes, net	854	131
Long-term restricted cash	278	—
Other long-term assets	18,386	58,892

Total assets	$4,001,577	$4,797,307

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$279	$19,077
Current portion of capital lease and financing obligations	3,271	2,226
Accounts payable	298,609	411,107
Accrued expenses	226,519	305,677
Income tax payable	1,085	53,586
Dividend payable	44,048	40,580
Deferred income taxes, net	264	340
Other current liabilities	28,049	10,395
Total current liabilities	602,124	842,988

Long-term debt, less current portion	330,766	140,937
Capital lease and financing obligations, less current portion	117,187	116,240
Deferred income taxes, net	195,063	202,936
Other long-term liabilities	42,525	23,085

Commitments and contingencies

Redeemable noncontrolling interests	4,554	12,440

Stockholders' equity:
Preferred stock, $0.10 par value: Authorized - 1,000,000 shares; No shares issued or outstanding	—	—
Common stock, $0.10 par value: Authorized - 500,000,000 shares; Issued and outstanding - 153,209,256 and 162,318,246 shares at September 26, 2015 and September 27, 2014, respectively	15,321	16,232
Additional paid-in capital	879,060	1,808,881
Retained earnings	2,014,279	1,687,619
Accumulated other comprehensive loss	(199,302)	(54,051)
Total stockholders' equity	$2,709,358	$3,458,681

Total liabilities and stockholders’ equity	$4,001,577	$4,797,307

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except per share data)

	Thirteen weeks ended	Thirteen weeks ended
	Sept 26, 2015	Sept 27, 2014	Fiscal 2015	Fiscal 2014
Net sales	$1,036,964	$1,195,567	$4,520,031	$4,707,680
Cost of sales	701,630	745,778	2,912,507	2,891,820
Gross profit	335,334	449,789	1,607,524	1,815,860

Selling and operating expenses	111,357	140,498	539,259	561,573
General and administrative expenses	64,566	80,509	287,591	307,046
Restructuring expenses	15,250	—	15,250	—
Operating income	144,161	228,782	765,424	947,241

Other income (expense), net	(1,224)	(1,673)	1,123	262
Gain on financial instruments, net	2,967	3,689	8,077	8,307
Loss on foreign currency, net	(5,988)	(9,323)	(22,166)	(19,746)
Interest expense	(128)	(3,635)	(1,882)	(11,691)
Income before income taxes	139,788	217,840	750,576	924,373

Income tax expense	(45,126)	(76,590)	(251,948)	(326,959)
Net income	$94,662	$141,250	$498,628	$597,414

Net income attributable to noncontrolling interests	66	194	353	896

Net income attributable to Keurig	$94,596	$141,056	$498,275	$596,518

Net income attributable to Keurig per common share:
Basic	$0.61	$0.87	$3.17	$3.80
Diluted	$0.61	$0.86	$3.14	$3.74

Cash dividends declared per common share	$0.2875	$0.25	$1.15	$1.00

Weighted-average common shares outstanding:
Basic	153,938,926	162,540,994	157,286,303	157,085,574
Diluted	155,202,057	164,446,353	158,898,678	159,568,342

KEURIG GREEN MOUNTAIN, INC.
Unaudited Consolidated Statements of Cash Flows
(Dollars in thousands)

	Fiscal 2015	Fiscal 2014
Cash flows from operating activities:
Net income	$498,628	$597,414
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed assets	217,515	214,607
Amortization of intangibles	48,148	43,032
Amortization of deferred financing fees	4,606	5,651
Loss on impairment of fixed assets	16,256	—
Unrealized (gain) loss on foreign currency, net	(2,862)	15,196
Provision for doubtful accounts	5,452	1,782
Provision for sales returns	114,392	114,057
Gain on derivatives, net	(20,959)	(1,582)
Excess tax benefits from equity-based compensation plans	(40,843)	(55,444)
Deferred income taxes	(8,591)	(52,708)
Deferred compensation and stock compensation	32,471	30,882
Other	10,563	4,224
Changes in assets and liabilities, net of acquisitions
Receivables	(24,303)	(274,884)
Inventories	128,423	(166,473)
Income tax payable/receivable, net	(64,337)	120,553
Other current assets	(23,573)	(838)
Other long-term assets, net	2,369	3,162
Accounts payable and accrued expenses	(155,922)	133,818
Other current liabilities	(1,191)	(7,521)
Other long-term liabilities	18,620	(5,495)
Net cash provided by operating activities	754,862	719,433

Cash flows from investing activities:
Change in restricted cash	(5,383)	182
Purchase of short-term investment	—	(100,000)
Maturity of short-term investment	100,000	—
Purchase of long-term investment	(1,000)	(35,905)
Acquisition, net of cash acquired	(180,698)	—
Proceeds from the sale of subsidiary, net of cash retained	765	—
Capital expenditures for fixed assets	(411,099)	(337,860)
Other investing activities	(1,016)	1,164
Net cash used in investing activities	(498,431)	(472,419)

Cash flows from financing activities:
Net change in revolving line of credit	330,000	—
Proceeds from issuance of common stock under compensation plans	29,272	40,681
Proceeds from sale of common stock	—	1,348,414
Repurchase of common stock	(1,033,321)	(1,052,430)
Excess tax benefits from equity-based compensation plans	40,843	55,444
Payments on capital lease and financing obligations	(2,823)	(1,931)
Proceeds from borrowings of long-term debt	—	403
Deferred financing fees	(4,123)	—
Repayment of long-term debt	(158,730)	(13,361)
Dividends paid	(175,707)	(118,358)
Purchase of noncontrolling interest	—	(4,752)
Other financing activities	2,710	(1,124)
Net cash (used in) provided by financing activities	(971,879)	252,986

Effect of exchange rate changes on cash and cash equivalents	13,568	1,122

Net (decrease) increase in cash and cash equivalents	(701,880)	501,122
Cash and cash equivalents at beginning of period	761,214	260,092
Cash and cash equivalents at end of period	$59,334	$761,214

Supplemental disclosures of cash flow information:
Cash paid for interest (net of amounts capitalized)	$(2,785)	$4,012
Cash paid for income taxes	$320,239	$270,367
Dividends declared not paid at the end of each period	$44,048	$40,580
Fixed asset purchases included in accounts payable and not disbursed at the end of each year	$32,122	$64,202
Noncash investing and financing activities:
Fixed assets acquired under capital lease and financing obligations	$375	$40,125

KEURIG GREEN MOUNTAIN, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Thirteen weeks ended
	September 26, 2015		Fiscal 2015
% Change Net Sales - Reported (GAAP)	(13)%		(4)%
% Foreign Exchange Impact	2%		1%
% Change Constant Currency Net Sales (Non-GAAP)	(11)%		(3)%

	Thirteen weeks ended		Thirteen weeks ended
	September 26, 2015		September 27, 2014
Gross profit	$335,334		$449,789
Losses on fixed asset impairment and abandonment (1)	23,975		—
Non-GAAP gross profit	$359,309		$449,789

	Thirteen weeks ended		Thirteen weeks ended
	September 26, 2015		September 27, 2014
Selling and operating expenses	$111,357		$140,498
General and administrative expenses	64,566		80,509
Total SG&A	$175,923		$221,007
Expenses related to SEC inquiry (2)	—		(1,031)
Expenses related to antitrust litigation (3)	—		(7,771)
Amortization of identifiable intangibles (4)	(12,380)		(10,405)
Restructuring and productivity initiative expenses (5)	(1,242)		—
Non-GAAP SG&A	$162,301		$201,800

	Thirteen weeks ended		Thirteen weeks ended
	September 26, 2015		September 27, 2014
Operating income	$144,161		$228,782
Losses on fixed asset impairment and abandonment (1)	23,975		—
Expenses related to SEC inquiry (2)	—		1,031
Expenses related to antitrust litigation (3)	—		7,771
Amortization of identifiable intangibles (4)	12,380		10,405
Restructuring and productivity initiative expenses (5)	16,492		—
Non-GAAP operating income	$197,008		$247,989

	Thirteen weeks ended		Thirteen weeks ended
	September 26, 2015		September 27, 2014
Net income attributable to Keurig	$94,596		$141,056
After tax:
Losses on fixed asset impairment and abandonment (1)	16,236		—
Expenses related to SEC inquiry (2)	—		676
Expenses related to antitrust litigation (3)	—		5,022
Amortization of identifiable intangibles (4)	9,290		7,078
Restructuring and productivity initiative expenses (5)	11,168		—
Non-GAAP net income attributable to Keurig	$131,290		$153,832

	Thirteen weeks ended		Thirteen weeks ended
	September 26, 2015		September 27, 2014
Diluted income per share	$0.61		$0.86
After tax:
Losses on fixed asset impairment and abandonment (1)	0.10		—
Expenses related to SEC inquiry (2)	—		—
Expenses related to antitrust litigation (3)	—		0.03
Amortization of identifiable intangibles (4)	0.06		0.04
Restructuring and productivity initiative expenses (5)	0.07		—
Non-GAAP net income per share	$0.85	*	$0.94	*

* Does not sum due to rounding.

(1) Represents loss on impairment of the Company's Bolt® fixed assets and other write-downs related to abandonment of packaging lines, classified as cost of sales.

(2) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.

(3) Represents legal expenses related to antitrust litigation classified as general and administrative expense.

(4) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

(5)Represents restructuring and productivity initiative expenses related to the Company's multi-year productivity initiative.

KEURIG GREEN MOUNTAIN, INC.
GAAP to Non-GAAP Reconciliation
(Dollars in thousands, except per share data)

	Fiscal 2015	Fiscal 2014
Gross profit	$1,607,524	$1,815,860
Losses on fixed asset impairment and abandonment (1)	23,975	—
Non-GAAP gross profit	$1,631,499	$1,815,860

	Fiscal 2015	Fiscal 2014
Selling and operating expenses	$539,259	$561,573
General and administrative expenses	287,591	307,046
Total SG&A	$826,850	$868,619
Expenses related to SEC inquiry (2)	(1,442)	(3,130)
Expenses related to antitrust litigation (3)	(5,541)	(7,771)
Amortization of identifiable intangibles (4)	(48,148)	(43,032)
Restructuring and productivity initiative expenses (5)	(1,242)	—
Non-GAAP SG&A	$770,477	$814,686

	Fiscal 2015	Fiscal 2014
Operating income	$765,424	$947,241
Losses on fixed asset impairment and abandonment (1)	23,975	—
Expenses related to SEC inquiry (2)	1,442	3,130
Expenses related to antitrust litigation (3)	5,541	7,771
Amortization of identifiable intangibles (4)	48,148	43,032
Restructuring and productivity initiative expenses (5)	16,492	—
Non-GAAP operating income	$861,022	$1,001,174

	Fiscal 2015	Fiscal 2014
Net income attributable to Keurig	$498,275	$596,518
After tax:
Losses on fixed asset impairment and abandonment (1)	16,236	—
Expenses related to SEC inquiry (2)	927	2,023
Expenses related to antitrust litigation (3)	3,699	5,020
Amortization of identifiable intangibles (4)	35,516	29,324
Restructuring and productivity initiative expenses (5)	11,168	—
Non-GAAP net income attributable to Keurig	$565,821	$632,885

	Fiscal 2015	Fiscal 2014
Diluted income per share	$3.14	$3.74
After tax:
Losses on fixed asset impairment and abandonment (1)	0.10	—
Expenses related to SEC inquiry (2)	0.01	0.01
Expenses related to antitrust litigation (3)	0.02	0.03
Amortization of identifiable intangibles (4)	0.22	0.18
Restructuring and productivity initiative expenses (5)	0.07	—
Non-GAAP net income per share	$3.56	$3.97	*

* Does not sum due to rounding.

(1) Represents loss on impairment of the Company's Bolt® fixed assets and other write-downs related to abandonment of packaging lines, classified as cost of sales.

(2) Represents legal and accounting expenses related to the SEC inquiry and pending securities and stockholder derivative class action litigation classified as general and administrative expense.

(3) Represents legal expenses related to antitrust litigation classified as general and administrative expense.

(4) Represents the amortization of intangibles related to the Company’s acquisitions classified as general and administrative expense.

(5) Represents restructuring and productivity initiative expenses related to the Company's multi-year productivity initiative.

CONTACT:
Keurig Green Mountain, Inc.
For Media:
Suzanne DuLong, 781-418-8075
pr@keurig.com
or
For Investors:
Kristi Bonner, 646-762-8095
kristi.bonner@keurig.com